Exhibit 99.1
SeaSpine Announces Fourth Quarter and Full-Year 2019 Results and
Reaffirms 2020 Revenue Guidance

CARLSBAD, CA (February 26, 2020) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the three-months and full-year ended December 31, 2019 and reaffirmed revenue guidance for 2020.

Summary Fourth Quarter 2019 Financial Results and Recent Accomplishments

•	Revenue of $43.7 million, an increase of 15% year-over-year

•	U.S. revenue of $39.3 million, an increase of 16% year-over-year

◦	U.S. spinal implants revenue of $19.1 million, an increase of 21% year-over-year

◦	U.S. orthobiologics revenue of $20.2 million, an increase of 11% year-over-year

•	International revenue of $4.4 million, an increase of 10% year-over-year

•	Limited commercial launch of the following additions to the product portfolio:

◦	a minimally invasive, pedicle-based TLIF retractor compatible with the Company's Mariner system

◦	a bulleted interbody featuring Reef Topography for PLIF and TLIF approaches that accommodate both straight impaction and insert and rotate techniques

•	Initiated full commercial launch of the Mariner Midline Posterior Fixation System, a procedural-specific solution for the less invasive, midline cortical approach

•	Announced a strategic alliance to distribute 7D Surgical’s Machine-Vision Image Guided Surgery (MvIGS) platform

•	Raised $98 million of gross proceeds in January 2020 from an underwritten public offering of 7.8 million shares of common stock

“During 2019, we delivered on our commitment to accelerate revenue growth, and in particular the more than 13% growth we generated in the second half of the year, through an aggressive cadence of new product launches,” said Keith Valentine, President and Chief Executive Officer. “With an even more robust development pipeline of new products we plan to launch in 2020, and the opportunity to leverage 7D Surgical’s enabling technology, we are confident that we will continue to generate double-digit revenue growth. Our passionate focus on innovation, combined with more than $110 million of cash, leaves us better positioned than ever to continue to take market share and to deliver cost effective procedural solutions to surgeons and hospitals to improve the quality of patient lives.”

Fourth Quarter 2019 Financial Results
Revenue for the fourth quarter of 2019 totaled $43.7 million, an increase of 15% compared to the same period of the prior year. U.S. revenue was $39.3 million, a 16% increase compared to the same period of the prior year. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. Sales of products launched since the spin-off in 2015 represented 61% and 26% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue was $4.4 million, a 10% increase compared to the same period of the prior year. The increase in international revenue was driven primarily by the Company's spinal implants portfolio.

Spinal implants revenue totaled $21.6 million, a 21% increase compared to the fourth quarter of 2018. The increase in spinal implant revenue was driven by growth in recently launched products, led primarily by the Shoreline and Mariner systems and by the Company’s expanded NanoMetalene portfolio.

Orthobiologics revenue totaled $22.1 million, a 10% increase compared to the fourth quarter of 2018. The increase in orthobiologics revenue was driven primarily by growth in recently launched products, led by the OsteoStrand™ Plus product.

Gross margin for the fourth quarter of 2019 was 64.2%, compared to 60.6% for the same period in 2018. The increase in gross margin was due primarily to the favorable shift in geographic and product mix, with higher margin U.S. revenue growing faster than international revenue and higher gross margin spinal implant product revenue growing faster than orthobiologics product revenue, and from lower amortization of technology-related NLT intangible assets compared to the prior year.

Operating expenses for the fourth quarter of 2019 totaled $36.9 million, a $4.4 million increase compared to $32.5 million for the same period of the prior year. The increase was driven primarily by $2.4 million in higher selling and marketing expenses, the majority of which relates to selling commissions, $0.9 million in higher research and development expenses that enabled the increased cadence of product launches in 2019, and $1.2 million in higher general and administrative expenses. The increase in general and administrative expenses was driven entirely by the impact of a $0.9 million non-cash gain recorded in the fourth quarter of 2018 related to a decrease in the fair value of NLT contingent consideration liabilities, compared to a $0.3 million non-cash loss recorded in the fourth quarter of 2019. Excluding the impact of the non-cash NLT gains and losses, general and administrative expenses were flat year-over-year.

Net loss for the fourth quarter of 2019 was $8.6 million, compared to a net loss of $9.5 million for the fourth quarter of 2018.

Cash, cash equivalents and investments at December 31, 2019 totaled $20.2 million, and the Company had no amounts outstanding under its credit facility.

2019 Financial Results
Revenue for the year ended December 31, 2019 totaled $159.1 million, an increase of 11% compared to the prior year. U.S. revenue was $141.9 million, an 11% increase compared to the prior year. Spinal implants revenue totaled $77.8 million, a 14% increase compared to the prior year. Orthobiologics revenue totaled $81.3 million, an 8% increase compared to the prior year.

Gross margin for 2019 was 63.6%, compared to 61.0% for 2018. The increase in gross margin was mainly driven by lower raw material costs and manufacturing scrap rates for orthobiologics products manufactured at the Company's Irvine facility, and also from the favorable shift in geographic and product revenue mix and from lower technology-related intangible asset amortization compared to 2018.

Operating expenses for 2019 totaled $140.3 million, a $19.7 million increase compared to $120.6 million for 2018. The increase was driven primarily by $8.3 million in higher selling and marketing expenses, $3.1 million in higher research and development expenses, $3.4 million in higher general and administrative expenses, and a $5.0 million intangible asset impairment charge.

Net loss for 2019 was $39.3 million, compared to a net loss of $33.5 million for 2018.

2020 Financial Outlook
SeaSpine continues to expect revenue for the full-year 2020 to be in the range of $177 million to $181 million, reflecting growth of approximately 11% to 14% over full-year 2019 revenue. Growth in the U.S. spinal implants portfolio for the full-year 2020 is expected to exceed 15%.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 5247369. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their patients' fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s development pipeline of new products and its plans to launch new products in 2020; the opportunity to leverage 7D Surgical’s enabling technology; the ability to continue to generate double-digit revenue growth; the Company’s positioning to continue to take market share; and the Company’s expectations for full-year 2020 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors; continued pricing pressure and exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total revenue, net	$43,739	$38,025	$159,083	$143,443
Cost of goods sold	15,676	14,983	57,979	55,969
Gross profit	28,063	23,042	101,104	87,474
Operating expenses:
Selling and marketing	22,893	20,532	83,445	75,156
General and administrative	9,096	7,915	33,594	30,231
Research and development	4,130	3,275	15,125	12,058
Intangible amortization	792	792	3,169	3,168
Impairment of intangible assets	—	—	4,993	—
Total operating expenses	36,911	32,514	140,326	120,613
Operating loss	(8,848)	(9,472)	(39,222)	(33,139)
Other (income) expense net	(351)	(71)	(302)	256
Loss before income taxes	(8,497)	(9,401)	(38,920)	(33,395)
Provision for income taxes	91	125	356	129
Net loss	$(8,588)	$(9,526)	$(39,276)	$(33,524)
Net Loss per share, basic and diluted	$(0.45)	$(0.53)	$(2.07)	$(2.18)
Weighted average shares used to compute basic and diluted net loss per share	19,065	17,939	18,977	15,358

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2019	December 31, 2018

Cash and cash equivalents	$20,199	$24,233
Short-term investments	—	29,800
Trade accounts receivable, net	24,902	20,335
Inventories	47,155	42,742
Total current liabilities	30,478	26,546
Total stockholders' equity	109,760	142,085